                             DISTRIBUTION AGREEMENT


         THIS DISTRIBUTION AGREEMENT ("Agreement") is made and entered into as of this 29th day of February 1996 between TECHNICLONE INTERNATIONAL CORPORATION, a California corporation, having its principal place of business at 14282 Franklin Avenue, Tustin, California 96250 ("Company") and BIOTECHNOLOGY DEVELOPMENT, LTD., a Nevada limited partnership, having its principal place of business at 222 South Rainbow, Suite 218, Las Vegas, Nevada 89128 ("Distributor"). The Company and Distributor are sometimes collectively referred to as the "Parties."

                                R E C I T A L S

         A. On October 28, 1992, the Company entered into an agreement ("Alpha Contract") with Alpha Therapeutics Corporation ("Alpha"), pursuant to which Alpha licensed the LYM-1 antibody technology for the United States, Canada, Mexico, Central America, South America, Asia, the United Kingdom, Spain, Italy and Germany (the United Kingdom, Spain, Italy and Germany are collectively referred to herein as the "European Countries") (all of the above are collectively referred to herein as the "Alpha Territory"). The Alpha Contract provides that the license is exclusive for the Alpha Territory.

         B. On July 23, 1993 Alpha and Company entered into Addendum Number One to the Alpha Contract ("Addendum") which Addendum modifies the Alpha Contract by providing that Alpha must, in one or more of the European Countries, initiate a clinical trial with investigators within six months of the first patient being enrolled in the clinical trials in the United States and prepare registration applications for marketing approval in each of the four countries either through the European community multistate procedure or individual country applications within one year of Company filing the product license application ("PLA") with the United States Food and Drug Administration. Failure to meet these requirements results in Alpha losing the exclusive marketing rights to the European Countries.

         C. While not formally relinquishing the rights, Alpha has stated that it does not intend to fulfill the conditions necessary for it to retain the exclusive marketing rights in the European countries).

         D. Distributor has indicated an interest in purchasing the marketing rights for LYM-1 for the European Countries that may be forfeited by Alpha Therapeutics and for the countries set forth on Exhibit A to this Agreement. Distributor and Company both understand that Distributor will only acquire the exclusive marketing rights for the European Countries if Alpha relinquishes or forfeits such rights.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt of which is acknowledged by the parties, the parties agree as follows:





                                        5                           EXHIBIT 10.1

                                   ARTICLE 1
                                  DEFINITIONS

         In this Agreement the following terms shall have the meanings set forth below:

         1.1 "Affiliate" means any legal entity in whatever country organized, controlling, controlled by or under common control with Company or Distributor. The word "control" means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

         1.2 "Dose" means a unit of radioactive LYM-1 (or other products) required for a single therapeutic injection.

         1.3 "Effective Date" means the date of full execution of this Agreement in all its counterparts.

         1.4 "Regulatory Meeting" means meetings by Distributor with appropriate individuals at the agency or unit of government regulating pharmaceuticals in the countries within the Territory (as that term is defined below).

         1.5     "Antibodies" means:

                 1.5.1 hybridomas designated LYM-1 (ATCC No. HB 8612) LYM-2 (ATCC No. HB8613), and other hybridomas, and antibodies produced by or derived from, or similar to, such hybridomas, pursuant to a license agreement dated June 12, 1985 between Northwestern University and Techniclone International Corporation except for certain rights which may be held by the United States Government; or

                 1.5.2 any monoclonal antibodies or antibody product indicated for use in Lymphoma that are currently under development or in the future become research projects in the field of Lymphoma at Company, including, but not limited to, the proprietary technologies known as Modified Antibodies and Vasopermeation Enhancement.

         1.6     "Patent" means:

                 1.6.1 United States patent 4,724.213 dated February 9, 1988, entitled "Murine Hybridoma LYM-1 and Diagnostic Antibody Produced Thereby" and United States patent 4,724,212 dated February 9, 1988, entitled "Murine, Hybridoma LYM-2 and Diagnostic Antibody Produced Thereby" and any United States or foreign patents which may issue therefrom; and

                 1.6.2 any re-issues or extensions of such Patents and any division and any like protection such as supplementary patent extension certificates or anything else of similar effect.





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
         1.7 "Product" means any product or process made, used, sold, hired out or otherwise disposed of in the Territory, and which:

                 1.7.1    falls within the scope of any claim of the Patent, or

                 1.7.2 embodies or utilizes any of the claims of the Patent, or

                 1.7.3 falls within the scope of any other right pursuant to subparagraph (b) of the Patent, as defined,

including any product which, although not necessarily a Product at the time of manufacture, sale, or other disposal, is capable, by its virtue of its availability in the marketplace, of being administered or used for any indication covered by the Patent and whose labelling does not prohibit use for such indication;

         1.8 "Net Selling Price" means the gross amount billed for the Products sold by Distributor, an Affiliate or a Subdistributor during such period, less the following:

                 1.8.1 transportation charges or allowances, if any, included in such price;

                 1.8.2 trade, quantity or cash discounts, and broker's or agent's commissions, if any, allowed or paid;

                 1.8.3 credits or allowances, if any, given or made on account of price adjustments, returns, rejections, recalls or destruction (voluntarily made or requested or made by an appropriate governmental agency, subdivision or department) of Products; and

                 1.8.4 any tax, duty, excise or other governmental charge upon or measured by the production, sale, transportation, delivery or use of Products included in such amount.

         1.9 "Subdistributor" means any sublicense permitted under this Agreement or any agreement or commitment for the grant of such a Subdistributor or any commercial arrangement having the effect of a Sublicense.

         1.10    "Territory" shall mean those countries set forth on Exhibit A.

                                   ARTICLE 2
                           APPOINTMENT OF DISTRIBUTOR

         2.1     Appointment.

                 2.1.1 Subject to the terms and conditions of this Agreement, Company hereby appoints Distributor as Company's sole exclusive distributor of the Products in the Territory. Company agrees not to establish, directly or indirectly, any other distributor or distribution channels for the Products in the Territory. Company hereby grants to Distributor, on an exclusive basis (except as to Company), all rights to use the Patents in the Territory which may be necessary or useful to enable Distributor to exercise its rights and fulfill its obligations under this Agreement.





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                 2.1.2    Unless otherwise provided herein, Distributor shall
have no right whatsoever to manufacture or have manufactured the Products.

                 2.1.3 Company reserves the right to discontinue developing, producing, licensing or distributing any of the Products and to modify, replace or add to the Products in its discretion at any time.

         2.2 Acceptance. Distributor accepts such appointment and agrees to distribute the Products in the Territory, and promote the Products in the Territory, pursuant to the Marketing Plan. Distributor shall handle all aspects of order processing, invoicing and collection for the Products.

                                   ARTICLE 3
                        PROJECT COMMITTEE AND MARKETING

         3.1 Project Committee. The parties shall be responsible jointly for planning the marketing of the Product(s). The parties shall within thirty
(30) days of the date hereof form a committee composed of two (2) representatives of Company and two (2) representatives of Distributor (the "Project Committee"). The representatives of each party shall include a project manager/leader and a marketing representative. The Project Committee may seek advice from additional personnel of the parties and outside experts. The Project Committee shall elect a chairperson who will be responsible for ensuring the administration of the duties of the Project Committee. The chairperson shall alternate annually between Company and Distributor in succeeding years unless otherwise agreed to by the Project Committee. The Project Committee shall meet at least quarterly and may have other meetings as required. Such meetings shall be held at mutually convenient locations, to be determined by the Project Committee. At least ten (10) days before such meeting, the parties shall agree on an agenda for such meeting.

         3.2 Product Launch; Annual Marketing Plan. The Project Committee, in a timely manner, shall prepare a marketing and sales plan (the "Marketing Plan") for the Product. The Project Committee, shall update the Marketing Plan for the Product at least once each year. The Project Committee shall review all labelling and packaging proposed to be used in connection with the Products.

         3.3 Forecasts. One hundred twenty (120) days prior to the proposed launch of any Product, the Distributor will prepare and deliver to Company's manufacturing department a forecast of Product sales and sample usage, by month, for the first twelve (12) months of sales ("Launch Forecast"). Thereafter, at least thirty (30) days prior to the beginning of each calendar quarter, the Distributor will prepare and deliver to Company's manufacturing department an updated monthly rolling forecast for the next twelve months. Except for a Launch Forecast, the first three months of each such forecast shall constitute a firm order and production forecast (the "Production Forecast").

         3.4 Appointment of Subdistributors. Distributor with the consent of Company, which consent shall not be unreasonably withheld, may grant a Subdistributorship to one or more third parties and Company shall be furnished with a copy of every proposed Subdistributorship agreement under this Agreement prior to execution thereof. Company shall have five (5) days after receipt of the Subdistributorship Agreement to reject Company's proposed Subdistributor. Company shall





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
receive fifty percent (50%) of all Subdistributorship fees.  All
Subdistributorship agreements shall have the following characteristics:

                 3.4.1 they shall convey no greater rights than Distributor has under this Agreement;

                 3.4.2    they shall contain undertakings by the
Subdistributor` to observe and perform terms and conditions similar to those contained herein so far as the same are applicable to and are capable of performance by the Subdistributor including, but not limited to, the obligation to make payments, Company's right to audit and the prohibition against developing or marketing competing products contained in Section 5.6;

                 3.4.3 they shall provide that Subdistributor shall purchase Product from Company or its designee at the same price being paid by Distributor; and

                 3.4.4 they shall contain provisions for termination similar to those hereinafter described and for ipso facto termination or lapse in the event of and contemporaneously with the termination or lapse of this Agreement.

         3.5 Similar Products. During the term of this Agreement and for a period of two years thereafter, Distributor will not undertake the development or marketing of any products similar to or in competition with those of Company.

                                   ARTICLE 4
                              PAYMENTS TO COMPANY

         4.1 Initial Payment. In consideration for Company granting the distributorship to Distributor, Distributor shall pay Company, on the Effective Date, the sum of Three Million Dollars ($3,000,000).

         4.2 Cost of Product. Distributor, its Affiliate or Subdistributor shall purchase the Product at a cost per dose for manufactured Product of the greater of (i) twenty-three percent: (23%) of the net price that Distributor, its Affiliates or Subdistributors charge to their respective customers during the preceding month for the delivered Product; or (ii) Nine Hundred Dollars ($900) per Dose.

         4.3     Payments.

                 4.3.1 On or before the tenth day of each month Company shall submit to Distributor, its Affiliate or Subdistributor an invoice confirming the number of Doses shipped to Distributor, its affiliate or Subdistributor for the preceding month.

                 4.3.2 Within twenty days after the end of each calendar month Distributor, its Affiliate or Subdistributors shall pay or cause to be paid to Company the purchase price for the Product delivered during such month as determined by multiplying the number of such delivered Doses by twenty-three percent (23%) of the net price for the preceding month or $900 per Dose whichever is greater. All payments required to be made to Company, its Affiliates or Subdistributors pursuant to any section of this Agreement received more than thirty (30) days after the due date are subject to a one and one-half percent (1 1/2%) per month service charge which shall in no event





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
exceed the maximum rate permitted by law. All payments required to be made to Company pursuant to any section of this Agreement are to be in U.S. Dollars, unless otherwise agreed by Company.

                 4.3.3 Distributor shall be responsible for collecting all of Distributor's accounts receivable. Distributor shall bear the risk of bad debt on sales of the Products in the Territory. Failure to collect payments from customers or failure of any Affiliate or Subdistributor to Distributor will not excuse prompt payment by Distributor to Company. All amounts paid to Company by Distributor hereunder are non-refundable and shall not be returned or repaid to Distributor upon termination of this Agreement or for any other cause except as provided herein.

                 4.3.4 Company shall have the right to withhold the provision of any service or shipment of any Product covered by this Agreement or any other existing contract between Company and Distributor in the event that Distributor fails to make payment when due under any agreement between Distributor and Company. Such action on the part of Company shall not release Distributor from its obligations to pay for such service or Product if and when provided or shipped by Company.

                 4.3.5 All payments to be made under this Agreement shall be accompanied with a report certified by Distributor's or Subdistributors principal financial officer to be true and accurate describing the number of Doses sold and in sufficient detail to accurately account for gross sales of each of the Products and all adjustments used to derive net price.

         4.4     Taxes.

                 4.4.1 Distributor shall be responsible for and pay any and all applicable taxes, customs, withholding taxes, duties, assessments and other governmental impositions resulting from Distributor's activities under this Agreement, including without limitation, taxes imposed on the sale and distribution of Products in the Territory, the provision of services to customers in the Territory, and employment taxes imposed on Distributor's employees.

                 4.4.2 Distributor hereby agrees to indemnify and hold Company harmless from and against any and all loss, damage, expense or liability, including reasonable legal fees, which arise or result from Distributor's failure to discharge its obligations above. Distributor shall provide Company with resale certificates or other appropriate documentation showing that sales of Products to Distributor hereunder are exempt from any state or local sales or use tax.

                                   ARTICLE 5
                             DUTIES OF DISTRIBUTOR

         5.1 Distribution. Distributor shall use its best efforts to sell, market and distribute the Products in the Territory and shall not distribute or market any competing product.

         5.2 Regulatory Matters. If necessary, Distributor shall conduct any and all preclinical and clinical development necessary for any regulatory approval and submission to any and all regulatory agencies within the countries in the Territory. Distributor shall pay all costs of regulatory approval for countries in the Territory.





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
         5.3     Purchase Orders.

                 5.3.1 Distributor shall order Products from Company for distribution in accordance with this Agreement. Distributor shall submit written orders for the Products to the Company in accordance with the procedures established by Company from time to time. Distributor's orders shall be in writing and shall constitute binding commitments to accept and pay for the quantity Product stated therein, in accordance with the terms and conditions hereof.

                 5.3.2 Any conflict between the terms and conditions of this Agreement and the terms and conditions of any order or other communication submitted by Distributor to Company shall be resolved in favor of the terms and conditions of this Agreement.

                 5.3.3 No order for Products shall be binding on Company unless accepted by an authorized officer of Company which acceptance shall not be unreasonably withheld. Acceptance shall occur only through Company's written confirmation or shipment. Company will use commercially reasonable efforts to fill orders for Products and meet Distributor's requests for shipment dates subject to the availability of Products and consistent with Company's production and supply schedules.

                 5.3.4 Risk of loss or damage for the Products shall pass to Distributor upon release of the Products by the Company for delivery to carriers or shippers transporting the Products to Distributor's point of delivery. Distributor shall be responsible for freight, insurance and storage charges incurred in transit.

         5.4 Products Reports. Distributor shall report to the Company promptly all suspected and actual problems with the Products. Distributor shall promptly inform Company of any severe hazard or adverse event concerning any Product, or any other matter requiring notice to any regulatory agency, and the parties shall consult with each other to determine any actions which need to be taken with respect therefor.

         5.5 Compliance. Distributor shall comply with all laws and regulations in the Territory with respect to the distribution, promotion and sale of Products, including without limitation the reporting of adverse events associated with use of the Products. Distributor shall file any required reports with the appropriate regulatory agencies.

         5.6     Records and Sales Reports.

                 5.6.1    Distributor shall provide to Company within fifteen
(15) days after the end of each calendar month a sales activity report which shall contain the following information on each of Distributor's, its Affiliates' and Subdistributors' sales of Products through the calendar month certified to be true and correct by Distributor's principal financial officer:
(i) customer name, address, telephone number and contact person; (ii) date of sale; and (iii) description of Products, including quantity and gross and net price. The record shall include the information set forth above. Distributor shall maintain such records for a period of five (5) years and shall assist Company, upon Company's reasonable request, in tracing a Product. Distributor shall provide to Company, on request, reports concerning the current inventory, location and condition of Products, and verification of the status of trained sales and technical personnel.





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                 5.6.2    Distributor shall keep or cause to be kept accurate
records and books of account indicating the information and data required to permit calculation of payments due hereunder. Such books and records shall be available for audit on an annual basis by an independent third party certified public accountant selected by Company and reasonably acceptable to Distributor, during normal business hours, upon at least five (5) business days' prior written notice, for the purpose of verifying the accuracy of Distributor's accounting to Company under Section 4.2 above. All fees and expenses in connection with any such audit shall be the responsibility of Company unless Distributor's accountings are more than ten percent (10%) at variance with Distributor's records, the payments due; provided that this right may not be exercised more than once in any calendar year unless the immediately proceeding accounting disclosed variances or more than ten percent (10%) from Distributor's records, and the year or years for which records are requested must be no earlier than three (3) years prior to the date of request. Said Accountant shall disclose to Company only information relating to the accuracy of the reports and payments made according to this Agreement.

         5.7 Financial Condition. Distributor agrees to maintain good financial standing with Company and agrees to provide Company with such financial and credit information reasonably requested by the Company from time to time. In addition, Distribution shall provide Company with quarterly financial reports within thirty (30) days of the end of each of the first three fiscal quarters of each year and annual audited financial reports, audited by an accounting firm mutually agreed to by both parties, within seventy-five (75) days of the end of the fiscal year.

         5.8 Indemnification. Distributor agrees to indemnify and hold harmless Company, its shareholders, affiliates, directors, officers, employees and agents against any and all losses, damages, liabilities, including reasonable attorneys' fees and costs, which arise directly out of Distributor's sole negligence or willful misconduct in its performance of this Agreement.

         5.9 Sales, Orders. All terms of sale of Products to customers, including, without limitation, policies concerning pricing, credit terms, cash discounts and returns and allowances shall be set by Distributor. All customer orders for Products shall be received and executed by Distributor. Distributor shall process such orders in a manner consistent with that used for products of comparable commercial value.

                                   ARTICLE 6
                                      TERM

         6.1 Initial Term. This Agreement shall be effective as of the effective date of this Agreement and shall continue in full force and effect for a period of fifteen (15) years unless sooner terminated pursuant to the provisions of this Agreement. After the initial term of fifteen (15) years, this Agreement shall be extended automatically from year to year unless one party shall notify the other party in writing of termination at least three (3) months prior to the anniversary date hereof.

                                   ARTICLE 7
                   WARRANTY/EXCLUSION OF LIABILITY/INDEMNITY

         7.1 Company Representations. Company hereby represents and warrants that:

                 7.1.1 It is the assignee of the Patent from Northwestern University.





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                 7.1.2    So far as it is aware, Alan I. Epstein is the sole
inventor of the invention, which is the subject of the Patent.

                 7.1.3 Other than has already been disclosed to Distributor, as of the Effective Date, Company has not been informed of any foreign or United States Patent and Trademark Office administrative or Judicial proceedings contesting the inventorship, ownership, validity or enforceability of the Patent or its corresponding foreign applications.

                 7.1.4 Company is not aware of other information, which might affect the validity or enforceability of the Patent, including information arising from prior patent searches conducted by or on behalf of Company.

                 7.1.5 Company is not, as at the date hereof, aware of any third party rights, domestic-or-foreign, which would be infringed by Distributor in practicing the invention covered by the Patent.

         7.2 Infringement. Company shall indemnify and hold harmless Distributor, its shareholders, affiliates, directors, officers, employees and agents against any and all losses, damages, liabilities, including reasonable attorneys' fees and costs which arise out of claims or lawsuits asserting that the Product infringes upon a patent or copyright, or violates the trade secret or other proprietary right of any third party.

         7.3 Lawsuit. In the event that Distributor shall be sued for such infringement or violation of a third party patent copyright, trade secret or other proprietary right, solely for reason of Distributor's exercise of its rights to sell or use the Products, Distributor agrees to promptly notify Company in writing of the institution of such suit. Company shall control the defense of such suit at Company's own cost and expense. Distributor shall have the right to be represented by advisory counsel of its own selection at its own expense and shall cooperate fully in the defense of any such suit and to that end shall furnish all evidence and reasonable assistance in its control. Company shall satisfy all judgments and decrees against Distributor in such action or suit. In the event Distributor is required to take a royalty-bearing license under a third party right in order to continue to use or sell the Product during the term of this Agreement, Distributor shall have the right to deduct payments paid to the third party from the payments thereafter payable to Company under this Agreement. In the event of a successful defense resulting in an award of damages to Distributor, the monetary amount of such damages will first be applied to reimburse Company for the expenses incurred in the suit, then to reimburse Distributor for any of its own expenses. Any remaining monies will be split equally between Company and Distributor.

         7.4 Third Party Infringement. Company agrees promptly to take all reasonable legal action necessary to protect the patent(s) on the Products against infringement by third parties. Distributor agrees to provide such reasonable assistance as Company deems, in its sole discretion, as necessary or desirable. The parties shall immediately report to each other any infringement of the Patent by a third party, providing in such report details of the character, and the place and date, of such infringement which has come to its notice, and any other pertinent information.

         7.5 Protection of Patent. Company further agrees to take all reasonable legal action necessary to protect the validity of the Patents, including but not limited to payment of patent fees, taxes, and all other fees required by law.





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                                   ARTICLE 8
                                COMPANY'S DUTIES

         8.1 Inquiries. If Company receives any inquiries regarding the purchase of Products in the Territory, it shall refer such inquiries to Distributor.

         8.2 Manufacturing. Company shall be responsible for manufacturing an FDA approved product for clinical and commercial use. Company will have said product available to meet the Distributor's requirements. Company is also responsible for distributing said product to such addresses as shall be directed by Distributor, its Affiliates or Subdistributors.

         8.3 Recall. Company shall consult with Distributor prior to initiating any Product recall and the parties shall cooperate in carrying out such recall. The parties shall share equally the costs of any such recall.

                                   ARTICLE 9
                                CONFIDENTIALITY

         9.1 Information. Except for literature and information intended for disclosure to customers, and except as may be required to obtain government approval to manufacture, sell or use the Products, each party will treat as confidential all technical and commercial information acquired from the other party under this Agreement and designated as confidential by the disclosing party, and will take all necessary precautions to assure the confidentiality of such information.

         9.2 Return. Each party agrees to return to the other party upon the expiration or termination of this Agreement all confidential technical and commercial literature, data, and information acquired from such other party, except as to such information it may be required to retain under applicable law or regulation, and except for one copy of such information to be retained by such party's legal department.

         9.3 Duration. Neither party shall, during the period of this Agreement or for ten (10) years thereafter, without the other party's express prior written consent use or disclose any such confidential information for any purpose other than to carry out its obligations hereunder. Each party, prior to disclosure of such confidential information to any employee, consultant or advisor shall ensure that such person is bound in writing to observe the confidentiality provisions of this Agreement.

         The obligations of confidentiality shall not apply to:

                 9.3.1 information that is known by the receiving party prior to its disclosure;

                 9.3.2    information that becomes known to the receiving party
(a) from a third party under no obligation of nondisclosure with respect to such information or (b) through independent discovery by the receiving party without use of such information;

                 9.3.3 information that is or becomes public knowledge other than through acts of the receiving party; or





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
                 9.3.4 information that the receiving party is required by law or regulation to disclose, provided however that the receiving party shall so notify the disclosing party of its intent and cooperate with the disclosing party on reasonable measures to protect the confidentiality of the information.

                                   ARTICLE 10
                                  TERMINATION

         10.1 Default. Default either party may terminate this Agreement for default by the other party by the giving of ninety (90) days prior written notice to the defaulting party, provided that such default remains uncured at the expiration of said ninety (90) day period.

         10.2 Failure to Perform. Company may terminate this Agreement if Distributor fails to use all reasonable efforts to achieve the following milestones:

                 10.2.1 Use commercially reasonable efforts to obtain official regulatory approval for LYM-1 in the countries within the Territory.

                 10.2.2 Commercially launch LYM-1 in each country in the Territory within 12 months of receipt of the official regulatory approval for LYM-1 in a country; and

                 10.2.3 Use commercially reasonable efforts to sell and distribute the Products within the Territory.

         10.3 Certain Events. Company shall have the right to terminate this Agreement at any time by giving due notice in the event that the Distributor shall be adjudicated bankrupt or shall petition for or consent to any relief under any bankruptcy, reorganization, receivership, liquidation, compromise, or any moratorium statute, whether now or hereafter in effect, or shall make an assignment for the benefit of its creditors, or shall petition for the appointment of a receiver, liquidator, trustee, or custodian for all or a substantial part of its assets, or if a receiver, liquidator, trustee or custodian is appointed for all or a substantial part of its assets and is not discharged within thirty (30) days after the date of such appointment.

         10.4 Termination on Breach. In the event of any material breach of this Agreement by either party, the other party shall give the breaching party written notice thereof. The breaching party shall have sixty (60) days after receipt of written notice to cure said breach. If cure is not effected within the sixty (60) day period, the nonbreaching party shall have the right to terminate this Agreement.

         10.5 Effects of Termination. On termination of this Agreement for any reason, Distributor shall have the right, unless otherwise agreed to by the parties, to continue to distribute Products which it has in inventory for a period not to exceed six (6) months from the date of termination. In the event of Distributor's termination of this Agreement, then at the end of the aforementioned six (6) month period, Company shall either (i) purchase any remaining inventory at Company's standard cost or (ii) instruct Distributor to destroy such inventory and reimburse Distributor one-half Company's standard costs of such inventory.





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                                   ARTICLE 11
                                  ARBITRATION

         11.1 General. Distributor and Company agree that except for disputes or claims arising under or in connection with this Agreement, including the interpretation or application of this Agreement, shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in force. If the parties cannot agree upon a single arbitrator within ten (10) days after demand by either of them for arbitration, then each party shall select one arbitrator from a list of arbitrators supplied by the American Arbitration Association. The two arbitrators so selected shall then choose a third arbitrator in order that the dispute may be finally resolved by a majority of the panel of three arbitrators so selected. The decision of the arbitrator or arbitrators shall be final and binding upon the parties both as to law and fact. The expense of the arbitration shall be shared equally by the parties, unless the arbitration award states that the expense shall be otherwise assessed. Any such arbitration shall take place in Los Angeles, California.

         11.2 Patents. Any controversy or claim arising out of or related to this Agreement which involves a question of infringement of any of the Patents shall be settled by arbitration pursuant to the procedures set forth hereinabove and in accordance with the Patent Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

                                   ARTICLE 12
                            MISCELLANEOUS PROVISIONS

         12.1 Force Majeure. Neither party shall be responsible or liable, in any way, for any default in performance of this Agreement arising, directly or indirectly, from any cause beyond such party's control, including, without limiting the generality of this provision, fire, flood, tornado, cyclone, earthquake, war, enemy action, embargo, strike, lockout, labor trouble, transportation difficulties, governmental order, proclamation or regulation, accident, explosion, riot, insurrection or expropriation of the plants by governmental authority. In the event that the force majeure condition persists for six (6) months, the parties agree to meet to determine appropriate resolution of the situation.

         12.2 Relationship Between the Parties. Each party is acting as an independent contractor for its own account in connection with this Agreement and this Agreement does not establish a joint venture, agency or partnership relationship between the parties. Neither party shall have authority to conclude contracts or otherwise to act for or bind the other party in any manner, whatsoever, as agent or otherwise. Any and all contracts and agreements entered into by either party shall be for that party's sole account and risk and shall not bind the other party in any respect.

         12.3 Governing Law. This Agreement shall be governed under the internal law, and not the law pertaining to conflicts or choice of laws, of the State of California, including all matters of validity, interpretation, construction and performance.

         12.4 Entire Agreement. This Agreement and the schedules and exhibits hereto constitute the entire agreement of the parties and supersede all prior written or oral and all contemporaneous oral agreements, understandings and negotiations between the parties with respect to the subject matter hereof.

         12.5 Severability. If any provision or portion of this Agreement is invalid or unenforceable for any reason, there shall be deemed to be made such minor changes (and only such minor changes) in such provision or portion as are necessary to make it valid and enforceable. The invalidity or unenforceability of any provision or portion of this Agreement shall not affect the validity or enforceability of the other provisions or portions of this Agreement. If any such unenforceable or invalid provision or provisions are rendered enforceable and valid by changes in applicable law, then such provision or provisions shall be deemed to read as they presently do in this Agreement without change.

         12.6 Successors and Assigns. This Agreement shall be binding upon and shall insure to the benefit of the permitted successors, licensees, assignees and transferees of the parties hereto whether by license, sale, merger, reverse merger, consolidation, sale of stock or assets, will or other testamentary disposition, operation of law or, without limitation, otherwise. No assignment or other transfer will relieve Distributor of its obligations and liabilities under this Agreement.

         12.7 Modifications; Amendments. Except as otherwise provided herein, provisions of this Agreement may be modified, amended or waived only by a written document specifically identifying this Agreement and executed by a duly authorized representative of the party whose rights may be adversely affected by such modification, amendment or waiver.

         12.8 Agreement Controlling. Without limitation, to the extent the terms and conditions or spirit of this Agreement conflict with the terms and conditions on any purchase order form, shipping order form, bill of lading, receipt or the like, the terms and conditions of this Agreement shall be controlling.

         12.9 Article and Section Headings. The article, section and paragraph headings included in this Agreement are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

         12.10 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same document.

         12.11 Attorneys' Fees. If any litigation or any other proceeding is commenced in connection with or related to this Agreement, the losing party shall pay the expenses, including without limitation the attorneys' fees and expenses of investigation, of the prevailing party.

         12.12 Notices. All notices, requests, waivers and other communications made pursuant to this Agreement shall specifically reference this Agreement, be in writing and be personally delivered or mailed with postage prepaid, certified, return receipt requested, to the address set forth below or such other address for itself as a party may from time to time specify in writing to each of the other parties. If so mailed and also sent by telex or telegram, the notice, request, waiver or other communication will conclusively be deemed to have been received on the business day next occurring 24 hours after the latest to occur of such mailing and telex or telegraphic communication; otherwise, no notice, request, waiver or other communication shall be deemed given until it is actually received. The addresses to which notices, requests, waivers and other communications are to be sent are as follows:

                 In the case of Distributor,

                          Biotechnology Development, Ltd.
                          c/o Tom Hartley
                          222 South Rainbow, Suite 218
                          Las Vegas, Nevada  89128
                          Attention:       Edward Legere

                 In the case of Company,

                          Techniclone International Corporation
                          14282 Franklin Avenue
                          Tustin, California 96280
                          Attention:       Lon H. Stone
                                           Chairman and Chief Executive Officer

or at such other address designated by the party after the Effective Date, by written notice to the other party.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                      BIOTECHNOLOGY DEVELOPMENT, LTD.

                                      By:  Buen Hermanos, Inc., General Partner
Dated:  February 29, 1996
        -----------------
                                      By:   /s/ EDWARD LEGERE
                                          -------------------------------------
                                          Edward Legere, President



                                      TECHNICLONE INTERNATIONAL CORPORATION


Dated:  February 29, 1996             By:   /s/ LON H. STONE
        -----------------                 -------------------------------------
                                          Title:    Lon H. Stone, President

                                  EXHIBIT "A"


         The countries of Africa (as set forth below), Europe (as set forth below), Australia and New Zealand.

              AFRICA                                                           EUROPE
              ------                                                           ------
Algeria                  Libya                                 Albania                   Liechtenstein
Angola                   Madagascar                            Andorra                   Lithuania
Benin                    Malawi                                Austria                   Luxembourg
Botswana                 Mali                                  Azerbaljan                Macedonia
Burkina Faso             Mauritania                            Belarus                   Malta
Burundi                  Mauritius                             Belgium                   Moldova
Cameroon                 Morocco                               Bosnia-Herzegovina        Monaco
Cape Verde               Mozambique                            Bulgaria                  Netherlands
Central African          Namibia                               Croatia                   Norway
Republic                 Niger                                 Czech Republic            Poland
Chad                     Nigeria                               Denmark                   Portugal
Comoros                  Rwanda                                Estonia                   Romania
Congo                    Sao Tome and Principe                 Finland                   Russia (European)
Djibouti                 Senegal                               France                    San Marino
Egypt (African)          Seychelles                            Georgia (European)        Slovakia
Equatorial Guinea        Sierra Leone                          Germany*                  Slovenia
Eritrea                  Somalia                               Greece                    Spain*
Ethiopia                 South Africa                          Hungary                   Sweden
Gabon                    Sudan                                 Iceland                   Switzerland
Gambia                   Swaziland                             Ireland                   Turkey (European)
Ghana                    Tanzania                              Italy*                    Ukraine
Guinea                   Togo                                  Kazakhstan (European)     United Kingdom*
Gunea-Bissau             Tunisia                               Latvia                    Vatican City
Ivory Coast              Uganda                                                          Yugoslavia
  (Cote d'Ivoire)        Zaire
Kenya                    Zambia
Lesotho                  Zimbabwe
Liberia


------------------
* Presently licensed to Alpha; if Alpha forfeits its rights to market in this country, then this country is made a part of this Agreement.